                                                                    EXHIBIT 10.8

                                                                          SCIENT

September 14, 1998

Mr. Stephen Mucchetti
48 East Ridge Road
Ridgefield, CT 06877

Dear Steve:

Scient Corporation is pleased to offer you the position of Executive Vice President and Chief Operating Officer. This letter embodies the terms of employment to you.

As Chief Operating Officer, you will be accountable for managing day to day operations of the company, including global professional services, client delivery, human resources, recruiting, and sales. Additionally, you will participate in the executive management team to drive the strategic direction of the company and will report to Bob Howe, President and CEO. You will also be able to participate in the appropriate parts of the Board meetings, including those related to strategic decisions. You will be located in New York for the first year, and thereafter, we will mutually determine the location that best suits all concerned.

Your starting salary will be $20,833.33 per month, paid on a semi-monthly basis. An additional bonus of $50,000 will be paid in each of your first two years of employment. In addition, you will be eligible for the following employee benefits: medical insurance, vacation, sick leave, holidays, and 401K.

In addition, upon the commencement of your employment, the Board of Directors will grant you a stock option grant for 500,000 shares of common stock under the 1998 stock option plan. The vesting price is to be determined by the Board of Directors at the time of the grant. Such options will be subject to the company's standard vesting schedule (25% vested after one year, monthly vesting thereafter, all vested in four years).

Upon commencement of employment, you will immediately vest in 20% of the total option grant.

Scient will also pay any legal expenses associated with any legal action brought about by your prior employer, and Scient will retain legal counsel to advise you personally on how you should conduct yourself in association with your separation.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Scient. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Scient may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment agreement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Scient.

If there is a change in control in the ownership of the company, you will be vested an additional 12 months options at the effective date, provided that you are terminated, constructively terminated, or you are not offered the COO position in the surviving company.

                                                                          SCIENT

Additionally, if you are terminated or constructively terminated, you will be vested an additional 12 months options, unless you materially breach the employment agreement or commit a felony in the commission of your job responsibilities.

If you are terminated or constructively by Scient, Scient will provide you with one year severance pay, including benefits, a computer, and peripherals.

As a Scient employee, you will be expected to abide by the company's rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any inventions made during your employment at Scient and non-disclosure of proprietary information.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

If you wish to accept employment at Scient under the terms set out above, please sign and date this letter and return it to me by October 1, 1998 by fax at 415-733-8223. If you accept our offer, your first day of employment will be determined by us mutually.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Eric Greenberg

Eric Greenberg
Chairman of the Board



/s/ Stephen Mucchetti                     October 1, 1998
---------------------------               ---------------
Approved and Accepted                           Date

                                       2